Exhibit 23.1

Independent Auditors’ Consent

We consent to the reference of our report on the consolidated balance sheets  of  Transmeridian Exploration, Inc. and subsidiaries as of December 31, 2004, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three year period ended  December 31, 2004, which report appears in the December 31, 2004 Annual Report on Form 10-K of Transmeridian Exploration, Inc. annual report on Form 10-K of Transmeridian Exploration, Inc.

/s/ John A. Braden & Company, P.C..

Houston, Texas March 15, 2005